Exhibit 10.3

Execution Version

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Agreement”), dated as of November 4, 2021, is entered into by and among Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and Monex Group, Inc., the sole shareholder of the Company (the “Shareholder”, and Quantum, the Company and the Shareholder, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Shareholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of Company Stock set forth opposite the Shareholder’s name on Schedule 1 attached hereto (such shares, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) of which the Shareholder acquires record or beneficial ownership after the date hereof, including by Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the Shareholder’s “Covered Shares”);

WHEREAS, concurrently herewith, Quantum, the Company, and TSG Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”) are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Quantum (the “Merger”), with Quantum being the surviving corporation of the Merger;

WHEREAS, concurrently herewith, the Shareholder, the Company, Quantum Ventures LLC, a Delaware limited liability company, Chardan Quantum LLC, a Delaware limited liability company, and other Persons parties thereto are entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”); and

WHEREAS, as a condition and inducement to the willingness of Quantum to enter into the Merger Agreement, and of Quantum and certain other parties thereto to enter into the Sponsor Support Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Quantum, the Company and the Shareholder hereby agree as follows:

1. Merger Sub Stockholder Approval. Promptly following the execution and delivery of the Merger Agreement, and in any event no later than three (3) Business Days thereafter, the Company, solely in its capacity as the sole stockholder of the Merger Sub, irrevocably and unconditionally agrees to validly execute and deliver to the Merger Sub a written consent in the form attached hereto as Exhibit A approving the Merger Agreement and the Transactions. In addition, prior to the Termination Date (as defined below), the Company, in its capacity as the sole stockholder of the Merger Sub, irrevocably and unconditionally agrees that the Company shall:

(a) in any other circumstances upon which a consent or other approval is required under the Merger Sub’s Governing Documents or otherwise sought with respect to the Merger Agreement or the Transactions, consent or approve (or cause to be consented or approved) all of the Merger Sub’s shares of capital stock (the “Merger Sub Shares”) in favor thereof; and

(b) execute and return an action by written consent against (i) any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article XI of the Merger Agreement not being fulfilled.

2. Company Shareholder Approval and Delivery of Monex Earn Out Shares to Escrow Agent.

(a) Promptly following the execution and delivery of the Merger Agreement, and in any event no later than three (3) Business Days thereafter, (i) the Company irrevocably and unconditionally agrees to call and hold a meeting of the shareholders of the Company in accordance with applicable Law and the Company’s Governing Documents and (ii) the Shareholder, solely in its capacity as the sole shareholder of the Company, irrevocably and unconditionally agrees to appear at such meeting and approve the Shareholder’s Covered Shares in favor of the adoption of the Amended and Restated Company Charter and the Amended and Restated Bylaws as contemplated by the Merger Agreement. In addition, prior to the Termination Date, the Shareholder, in its capacity as the sole shareholder of the Company, irrevocably and unconditionally agrees that the Shareholder shall, in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or otherwise sought with respect to adopting and approving the adoption of the Amended and Restated Company Charter and the Amended and Restated Bylaws as contemplated by the Merger Agreement, consent or approve (or cause to be consented or approved) the Covered Shares in favor thereof.

(b) At the Closing, the Shareholder shall deliver, or cause to be delivered, electronically through the DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, to hold on behalf of the Shareholder, the Monex Earn Out Shares to be held in an Escrow Account established pursuant to the Escrow Agreement.

3. No Inconsistent Agreements. Each of the Shareholder and the Company hereby covenants and agrees that it shall not (i) enter into any voting agreement, voting trust or other agreement with respect to any of the Shareholder’s Covered Shares or the Company’s Merger Sub Shares that is inconsistent with the Shareholder’s and the Company’s obligations pursuant to this Agreement, (ii) grant a proxy, power of attorney or similar right with respect to any of the Shareholder’s Covered Shares or the Company’s Merger Sub Shares that is inconsistent with the Shareholder’s or the Company’s obligations pursuant to this Agreement, or (iii) enter into any other agreement or undertaking that that would restrict, limit, interfere or otherwise be inconsistent with the performance of the Shareholder’s obligations hereunder.

4. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur (the earlier such date under clause (i) or (ii) being referred to herein as the “Termination Date”), and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (A) no such termination shall relieve any Party of any liability for Fraud or intentional and willful breach of this Agreement prior to its termination, (B) this Section 4(a), Section 6(e), Section 6(f), Section 8, and Sections 10 through 23 shall survive any such termination, and (C) Section 6(c) shall survive any such termination under clause (i) above until the expiration of the last Lock-Up Period.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

5. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Quantum as follows:

(a) The Shareholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, the Shareholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the Governing Documents of the Company). As of the date hereof, other than the Covered Shares set forth opposite the Shareholder’s name on Schedule 1, the Shareholder does not own beneficially or of record any shares of Company Stock (or any securities convertible into shares of Company Stock) or any interest therein.

(b) The Shareholder, except as provided in this Agreement or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to the Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of the Shareholder’s Covered Shares, that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) The Shareholder affirms that it (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority to, and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, subject to the due execution and delivery of this Agreement by each of the Company and Quantum, constitutes a legally valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or to be made by the Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by the Shareholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of the Shareholder, (ii) a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Shareholder is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder or (iv) any violation of applicable Law, except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that, in any manner, questions the beneficial or record ownership of the Shareholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Shareholder of its obligations under this Agreement.

(g) Except as described on Section 6.23 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Shareholder, for which the Company or any of its Affiliates may become liable.

(h) The Shareholder understands and acknowledges that Quantum is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

6. Certain Covenants of the Shareholder.

(a) No Solicitation. During the Interim Period, the Shareholder shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Quantum, the Company or any of their respective Affiliates or Representatives in respect of the Transactions) concerning any Acquisition Transaction or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement, the Merger Agreement or the other Transaction Documents and the transactions contemplated hereby shall not be deemed a violation of this Section 6(a). The Shareholder shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. Notwithstanding the foregoing, (A) the Shareholder, in its capacity as the sole shareholder of the Company, shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (B) the Shareholder, in its capacity as the sole shareholder of the Company, makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (C) any breach by the Company of its obligations under Section 10.04(a) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 6(a) (it being understood that, for the avoidance of doubt, the Shareholder or its Representatives shall remain responsible for any breach by the Shareholder or its Representatives of this Section 6(a)).

(b) No Transfers Prior to Termination Date. The Shareholder shall not, prior to the Termination Date (except, in each case, pursuant to the Merger Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Covered Shares, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Covered Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Shareholder (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Quantum, to assume all of the obligations of the transferring Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the transferring Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) shall be null and void.

(c) Post-Closing Lock-Up.

(i)	Subject to Section 6(c)(ii), the Shareholder hereby agrees that the Shareholder shall not Transfer any Lock-up Shares (the “Lock-up”). Any Transfer in violation of this Section 6(c) shall be null and void.

(ii)	Notwithstanding the provisions set forth in Section 6(c)(i), the Shareholder may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Shareholder’s officers, directors or employees, (B) any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of the Shareholder’s officers, directors or employees, or (C) any Affiliates of the Shareholder or any officers, directors or employees of such Affiliates; or (ii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of Company Common Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (ii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(iii)	Notwithstanding the provisions set forth in Section 6(c):

(1)	an aggregate of one-third of the Shareholder’s Lock-up Shares will be automatically released from the Lock-up at the earlier of (A) the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is twelve (12) months after (and excluding) the Closing Date and (B) the First Lock-up Expiration Date (such period, “First Lock-up Period”);

(2)	an aggregate of one-third of the Shareholder’s Lock-up Shares will be automatically released from the Lock-up at the earlier of (A) the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is twenty four (24) months after (and excluding) the Closing Date and (B) the Second Lock-up Expiration Date (such period, “Second Lock-up Period”); and

(3)	an aggregate of one-third of the Shareholder’s Lock-up Shares will be automatically released from the Lock-up at the earlier of (A) the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is twenty thirty six (36) months after (and excluding) the Closing Date and (B) the Third Lock-up Expiration Date (such period, “Third Lock-up Period”).

(iv)	Notwithstanding the provisions set forth in Section 6(c)(iii) if, at the time of any Early Lock-Up Expiration Date, the Company is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Date”) following the first date (such first date, the “Extension Expiration Measurement Date”) that (i) the Company is no longer in a Blackout Period under its insider trading policy and (ii) the Closing Price on the Extension Expiration Measurement Date is at least greater than the Threshold Price (as defined in Section 23); provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, the Company shall announce through a major news service, or on a Form 8-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Date, or the Early Lock-Up Expiration Extension and the Extension Expiration Date, as the case may be, at least one full Trading Day prior to the opening of trading on the Early Lock-Up Expiration Date or the Extension Expiration Date, as applicable.

(d) No Actions to Breach Agreement. The Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

(e) Maintenance of Records. The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either its executive office or registered office.

(f) Binding Effect of Merger Agreement. The Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. The Shareholder shall be bound by and comply with Section 10.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such section) as if the Shareholder was an original signatory to the Merger Agreement with respect to such provisions.

(g) Closing Date Deliverables . On the Closing Date, the Shareholder shall deliver to Quantum and the Company a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit D to the Merger Agreement.

(h) Update of Schedule 1. If the Shareholder acquires record or beneficial ownership of any Covered Shares following the date hereof, other than as a result of the Pre-Closing Restructuring, the Shareholder shall promptly notify the Company and Quantum in writing (email being sufficient), and Schedule 1 shall be updated to reflect the Shareholder’s ownership of such additional Covered Shares.

7. Further Assurances. From time to time, at Quantum’s reasonable request, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby.

8. Disclosure. The Shareholder hereby authorizes the Company and Quantum to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement and, if deemed appropriate by Quantum or the Company, a copy of this Agreement. The Shareholder will promptly provide any information reasonably requested in writing by Quantum or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

9. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Shareholder purchases or otherwise acquires beneficial ownership of any Company Stock or (iii) the Shareholder acquires the right to vote or share in the voting of any Company Stock, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Quantum, the Company and the Shareholder charged with such amendment, modification or supplement.

11. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 12):

if to the Shareholder:

Monex Group, Inc.

ARK Mori Building 25F 1-12-32

Akasaka, Minato-ku, Tokyo 107-6025, Japan
Attn: Financial Control Department

E-mail: mg-control@monex.co.jp

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Michael Wolfson; Ravi Purushotham

Email: mwolfson@stblaw.com; rpurushotham@stblaw.com

if to the Company:

TradeStation Group, Inc.

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Attention: John Bartleman; Marc Stone
E-mail: JBartleman@TradeStation.com; MStone@TradeStation.com with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Michael Wolfson; Ravi Purushotham

Email: mwolfson@stblaw.com; rpurushotham@stblaw.com

if to Quantum prior to Closing:

Quantum FinTech Acquisition Corporation
221 West Boy Scout Boulevard, Suite 300

Tampa, Florida 33607
Attn: Sandip I. Patel

E-mail: spatel@qventllc.com

with a copy (which will not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention:

Jason D. Osborn

Facsimile: 212-294-4700

Email: JOsborn@winston.com

In addition to the foregoing, in the case of any pre-Closing notices sent by the Shareholder to the Company, or sent by the Company to the Shareholder, pursuant to this Agreement, copies shall also be sent to Quantum (to the person specified to receive pre-Closing notices on behalf of Quantum) and to Winston & Strawn LLP (to the persons referenced above).

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Quantum any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and Quantum shall have no authority to direct any Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

15. No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Quantum and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Shareholder, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Quantum and the Company or (b) be assigned by Quantum or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Quantum) or Quantum (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

18. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Company’s obligations under Section 1 and the Shareholder’s obligations under Section 2, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

19. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

21. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections and Schedules are to Sections and Schedules of this Agreement, respectively, unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The term “or” is not exclusive.

22. Capacity as a Shareholder or Proxy Holder. Notwithstanding anything herein to the contrary, the Shareholder is signing this Agreement solely in the Shareholder’s capacity as the sole shareholder of the Company, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of the Shareholder or any Affiliate or Representative thereof, or any of their respective Affiliates, in his, her or its capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his, her or its fiduciary duties as a director or officer of the Company or any Subsidiary of the Company.

23. Defined Terms. For purposes of this Agreement:

(1)	the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy;

(2)	the term “Early Lock-up Expiration Date” means, as applicable, the First Early Lock-up Expiration Date, Second Early Lock-up Expiration Date, and Third Early Lock-up Expiration Date;

(3)	the term “First Lock-up Expiration Date” means, if the last reported sale price of the Company Common Stock on the exchange on which the Company Common Stock is listed (the “Closing Price”) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing at least 30 days after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the Company Common Stock is listed on the Trading Day following the end of the First Measurement Period;

(4)	the term “Lock-up Shares” means the shares of Company Common Stock held by the Shareholder immediately following the Closing (other than shares of Company Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Company Common Stock occurs on or after the Closing);

(5)	the term “Lock-up Period” means, as applicable, the First Lock-up Period, Second Lock-up Period, and Third Lock-up Period; and

(6)	the term “Second Lock-up Expiration Date” means, if the Closing Price equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing at least 30 days after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the Company Common Stock is listed on the Trading Day following the end of the Second Measurement Period;

(7)	the term “Third Lock-up Expiration Date” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing at least 30 days after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the Company Common Stock is listed on the Trading Day following the end of the Third Measurement Period;

(8)	the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(9)	the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John M. Schaible
Name:	John M. Schaible
Title:	Chief Executive Officer

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
Name:	John Bartleman
Title:	President

[Signature Page to Company Support Agreement]

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Chairman & CEO

[Signature Page to Company Support Agreement]

Schedule 1

Covered Shares

[Intentionally Omitted]

Schedule 1-1